EQUITABLE HOLDINGS REPORTS THIRD QUARTER 2021 RESULTS
_______________________________________
Strong results in retirement and asset management; $7.1bn of net flows and AUM up 17%
Announcing XXX financing transaction unlocking $1bn in value; offsetting redundant reserves
Net income of $672m; net income per share of $1.59
Non-GAAP operating earnings1 of $818m, or $1.94 per share
Assumptions aligned to current experience and economic realities with nominal Q3 impact
_______________________________________
New York, NY, November 3, 2021 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the third quarter ended September 30, 2021.
“Driven by solid performance across our retirement and asset management businesses, we reported strong third quarter results, with non-GAAP operating earnings of $1.94 per share, a 56% year-over-year increase and up 13% sequentially over the prior quarter. Sustained growth of our capital-light businesses, positive net inflows and favorable equity markets propelled AUM up 17% to reach $871 billion, a record high. We remain uniquely positioned through our leading insurance offerings, affiliated distribution model and premier asset management subsidiary to capture the full value chain for our stakeholders,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “Our fair value economic approach resulted in minimal assumption impacts in the third quarter and positions us well for LDTI while reinforcing our robust capital position and ability to deliver attractive returns. We have also made significant progress mitigating Reg. 213 redundant reserves since the half year and are pleased to announce a XXX financing transaction, unlocking $1 billion of capital, as we continue to create value for our shareholders and generate significant free cash flow.”

Consolidated Results
	Third Quarter
(in millions, except per share amounts or unless otherwise noted)	2021	2020
Total Assets Under Management (“AUM”, in billions)	$871	$746
Net income (loss) attributable to Holdings	672	(779)
Net income (loss) attributable to Holdings per common share	1.59	(1.77)
Non-GAAP operating earnings (loss)	818	568
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.94	1.24
As of September 30, 2021, total AUM was $871 billion, a year-over-year increase of 17% driven by net inflows and market performance over the prior twelve months.
1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

The net income attributable to Holdings for the third quarter of 2021 was $672 million compared to net loss of $779 million in the third quarter of 2020 driven primarily by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.
Non-GAAP operating earnings in the third quarter of 2021 improved to $818 million from $568 million in the third quarter of 2020. Excluding notable items2 of $159 million, third quarter 2021 non-GAAP operating earnings were $660 million or $1.56 per share.

As of September 30, 2021, book value per common share, including accumulated other comprehensive income (“AOCI”), was $25.00. Book value per common share, excluding AOCI, was $20.37.
2 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement reported another record quarter in sales of our Structured Capital Strategies (“SCS”) buffered annuity product with $1.9 billion in first year premium.
◦Group Retirement gross premiums were $831 million in the quarter, with first year premiums up 39% and renewal premiums up 6% versus the prior year quarter, respectively.
◦Investment Management and Research (AllianceBernstein or “AB”)3 reported another quarter of net inflows, with $7.2 billion in the quarter, positive across all distribution channels.
◦Protection Solutions gross written premiums up 8% year-over-year driven by shift to less interested-sensitive VUL and continued momentum in Employee Benefits business.
•Capital management program:
◦As part of the Company’s 2021 capital management program, it returned $534 million to shareholders in the third quarter, including $74 million of quarterly cash dividends and $460 million of share repurchases.
◦The Company announced a XXX financing transaction via reinsurance with Swiss Re. The transaction includes term life insurance policies issued between 2009 and 2020 and unlocks $1 billion of statutory capital, further mitigating Reg. 213 redundant reserves.

◦The Company also completed internal restructuring, transferring separate account and general account investment advisory and administration contracts to a new holding company subsidiary, Equitable Investment Management, LLC. Moving forward, the Company expects 50% of cash flow from non-regulated subsidiaries.
◦The Company reported cash and liquid assets of $2 billion at Holdings, which remains above the $500 million minimum liquidity target.
•Completed annual actuarial assumption review:
◦The Company completed its annual actuarial assumption review in the third quarter, resulting in a limited impact to net income of $(85) million and a $6 million impact to non-GAAP operating earnings.
◦Nominal impacts were primarily driven by the incorporation of emerging experience in GAAP best estimate assumptions.

3 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q3 2021	Q3 2020
Account value (in billions)	$107.7	$107.8
Segment net flows
Current Product Offering	702	351
Fixed Rate (1)	(689)	(778)
Total segment net flows	13	(427)
Operating earnings (loss)	316	371
(1) Net flows of $(322) million not included Q3 2021 as it relates to AV ceded to Venerable.
•Account value decreased by (0.1)% primarily due to $16.9 billion of AV ceded to Venerable, partially offset by strong new business growth and equity markets.
•Net flows of $13 million increased compared to the third quarter of 2020 as net inflows of $702 million from our current product offering of less capital-intensive products was partially offset by anticipated outflows from the older fixed rate living benefits block of $(689) million.
•Operating earnings decreased from $371 million to $316 million versus the prior year quarter, primarily due to the Venerable transaction and partially offset by higher net investment income. Results included $(22) million of notable items in the current period, with higher net investment income from alternatives and prepayments which were more than offset by assumption updates.

Group Retirement

(in millions, unless otherwise noted)	Q3 2021	Q3 2020
Account value (in billions)	$45.5	$38.7
Segment net flows	(135)	(93)
Operating earnings (loss)	192	129
•Account value increased by 18% driven primarily by equity market performance over the prior twelve months.
•Net flows of $(135) million decreased versus the prior year quarter primarily due to higher surrender activity, partially offset by higher sales and renewals.
•Operating earnings increased from $129 million to $192 million versus the prior year quarter, primarily due to higher net investment income and fee-type revenue on higher account values. Results included $43 million of notable items in the current period related to higher net investment income from alternatives and prepayments, and assumption updates.

Investment Management and Research

(in millions, unless otherwise noted)	Q3 2021	Q3 2020
Total AUM (in billions)	$742.2	$630.8
Segment net flows (in billions)	7.2	3.1
Operating earnings (loss)	134	104
•AUM increased by 18% due to equity market performance and net inflows over the prior twelve months.
•Third quarter net flows of $7.2 billion were driven by net inflows across all distribution channels, including $6.7 billion in active net inflows and the 18th consecutive quarter of active equity retail net inflows.
•Operating earnings increased from $104 million to $134 million, primarily driven by higher base fees on higher average AUM.

Protection Solutions

(in millions)	Q3 2021	Q3 2020
Gross written premiums	$754	$700
Annualized premiums	67	49
Operating earnings (loss)	160	51
•Gross written premiums increased 8% versus the prior year quarter with continued success in strategic shift to less interest-sensitive life insurance accumulation products.
•Annualized premiums increased from $49 million to $67 million versus the prior year quarter driven by continued momentum in our Employee Benefits business.
•Operating earnings increased from $51 million to $160 million versus the prior year quarter, primarily due to higher net investment income and fee-type revenue on higher account values. Results included $59 million of notable items in the current period related to higher net investment income from alternatives and prepayments, lower reserve accruals and assumption updates.

Corporate and Other
Operating earnings of $16 million in the third quarter improved compared to operating loss of $87 million in the prior year quarter, primarily driven by higher net investment income. Results included $79 million of notable items in the current period related to higher net investment income from alternatives.

Exhibit 1: Notable Items

Notable Items: Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended September 30,
	2021	2020
	(in millions)
Non-GAAP Operating Earnings	$818	$568
Adjustments related to notable items:
Individual Retirement	(15)	(26)
Group Retirement	(16)	(5)
Investment Management and Research	—	(5)
Protection Solutions	(43)	(26)
Corporate & Other	(79)	1
Notable items subtotal	(153)	(60)
Less: impact of actuarial assumption update	(6)	31

Non-GAAP operating earnings, less notable items	$660	$538

Impact of notable items by item category:

	Three Months Ended September 30,
	2021	2020
	(in millions)
Non-GAAP Operating Earnings	$818	$568
Pre-tax adjustments related to notable items:
Actuarial Updates/Reserve	(57)	—
Mortality	33	(43)
Expenses	—	(18)
Net Investment Income	(162)	(2)
Subtotal	(185)	(63)
Post-tax impact of notable items	(153)	(60)
Less: impact of actuarial assumption update	(6)	31

Non-GAAP operating earnings, less notable items	$660	$538

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET November 4, 2021 to discuss its third quarter 2021 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Third Quarter 2021 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $871 billion in assets under management (as of 9/30/2021) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Matt Asensio
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of COVID-19 and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2020, and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP operating earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP operating earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; and (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses associated with equity securities and certain legal accruals; and

•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP operating earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP operating earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net income (loss) attributable to Holdings	$672	$(779)	$(693)	$590
Adjustments related to:
Variable annuity product features (1)	172	1,620	3,632	473
Investment (gains) losses	(164)	(17)	(767)	(190)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	27	31	87	86
Other adjustments (2) (3) (4) (5)	141	66	672	836
Income tax expense (benefit) related to above adjustments (6)	(35)	(357)	(761)	(253)
Non-recurring tax items	5	4	6	12
Non-GAAP Operating Earnings	$818	$568	$2,176	$1,554

_______________
(1)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the nine months ended September 30, 2020.
(2)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $1.0 billion and other COVID-19 related impacts of $86 million for the nine months ended September 30, 2020.
(3)Includes separation costs of $25 million, $37 million, $62 million and $108 million for the three and nine months ended September 30, 2021 and 2020.
(4)Includes certain legal accruals related to the cost of insurance litigation of $180 million for the nine months ended September 30, 2021. No adjustment was made to prior period operating earnings as the impact was immaterial.
(5)Includes Non-GMxB related derivative hedge losses of ($4) million, $10 million, $140 million, and ($461) million for the three and nine months ended September 30, 2021 and 2020.
(6)Includes income taxes of ($554) million for the above related COVID-19 items for the nine months ended September 30, 2020.
Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three and nine months ended September 30, 2021 and 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
(per share amounts)	2021	2020	2021	2020
Net income (loss) attributable to Holdings (1)	$1.62	$(1.74)	$(1.64)	$1.30
Less: Preferred stock dividend	0.03	0.03	0.12	0.08
Net Income (loss) available to common shareholders	1.59	(1.77)	(1.76)	1.22
Adjustments related to:
Variable annuity product features (2)	0.41	3.62	8.58	1.04
Investment (gains) losses	(0.41)	(0.04)	(1.81)	(0.42)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.07	0.07	0.21	0.19
Other adjustments (3) (4) (5) (6)	0.35	0.15	1.59	1.85
Income tax expense (benefit) related to above adjustments (7)	(0.08)	(0.80)	(1.80)	(0.56)
Non-recurring tax items	0.01	0.01	0.01	0.03
Non-GAAP Operating Earnings	$1.94	$1.24	$5.02	$3.35

_______________
(1)For periods presented with a net loss, basic shares was used for the three months ended September 30, 2020 and nine months ended September 30, 2021.
(2)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $3.23 and other COVID-19 related impacts of $0.08 for the nine months ended September 30, 2020.
(3)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $2.31 for the nine months ended September 30, 2020 and other COVID-19 related impacts of $0.00 and $0.19 for the three and nine months ended September 30, 2020.
(4)Includes separation costs of $0.06, $0.08, $0.15 and $0.24 for the three and nine months ended September 30, 2021 and 2020.
(5)Includes certain legal accruals related to the cost of insurance litigation of $0.43 for the nine months ended September 30, 2021. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(6)Includes Non-GMxB related derivative hedge losses of ($0.01), $0.02, $0.31, and ($1.02) for the three and nine months ended September 30, 2021 and 2020.
(7)Includes income taxes of $0.00 and $(1.22) for the above related COVID-19 items for the three and nine months ended September 30, 2020.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	September 30, 2021	December 31, 2020
Book value per common share	$25.00	$32.46
Per share impact of AOCI	(4.63)	(8.76)
Book Value per common share, excluding AOCI	$20.37	$23.70

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)
REVENUES
Policy charges and fee income	$867	$914	$2,755	$2,787
Premiums	230	221	729	754
Net derivative gains (losses)	(185)	(1,472)	(3,930)	1,890
Net investment income (loss)	997	879	2,914	2,530
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(2)	(4)	4	(47)
Other investment gains (losses), net	165	21	763	237
Total investment gains (losses), net	163	17	767	190
Investment management and service fees	1,323	1,126	3,898	3,314
Other income	220	155	585	434
Total revenues	3,615	1,840	7,718	11,899
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	751	1,034	2,518	4,546
Interest credited to policyholders’ account balances	305	306	905	930
Compensation and benefits	614	503	1,762	1,498
Commissions and distribution-related payments	436	342	1,215	982
Interest expense	59	52	184	152
Amortization of deferred policy acquisition costs	64	90	257	1,555
Other operating costs and expenses	456	436	1,511	1,308
Total benefits and other deductions	2,685	2,763	8,352	10,971
Income (loss) from continuing operations, before income taxes	930	(923)	(634)	928
Income tax (expense) benefit	(165)	218	222	(141)
Net income (loss)	765	(705)	(412)	787
Less: Net income (loss) attributable to the noncontrolling interest	93	74	281	197
Net income (loss) attributable to Holdings	672	(779)	(693)	590
Less: Preferred stock dividends	14	11	53	34
Net income (loss) available to Holdings’ common shareholders	$658	$(790)	$(746)	$556

Earnings Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)
Earnings per common share
Basic	$1.60	$(1.77)	$(1.76)	$1.23
Diluted	$1.59	$(1.77)	$(1.76)	$1.22
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	411.3	447.5	423.2	453.0
Weighted average common stock outstanding for diluted earnings per common share (1)	414.6	447.5	423.2	454.1

(1)Due to net loss for the nine months ended September 30, 2021 and three months ended September 30, 2020 approximately 3.7 million and 1.5 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$316	$371	$1,093	$1,094
Group Retirement	192	129	514	325
Investment Management and Research	134	104	381	291
Protection Solutions	160	51	264	88
Corporate and Other (1)	16	(87)	(76)	(244)
Non-GAAP Operating Earnings	$818	$568	$2,176	$1,554

(1)Includes interest expense and financing fees of $65 million, $56 million, $180 million and $164 million for the three and nine months ended September 30, 2021 and 2020, respectively.

Select Balance Sheet Statistics

	September 30, 2021	December 31, 2020
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$107,262	$115,266
Separate Accounts assets	142,093	135,950
Total assets	284,579	275,397

LIABILITIES
Short-term and long-term debt	$3,839	$4,115
Future policy benefits and other policyholders' liabilities	37,184	39,881
Policyholders’ account balances	75,909	66,820
Total liabilities	271,264	258,077

EQUITY
Preferred stock	1,562	1,269
Accumulated other comprehensive income (loss)	1,876	3,863
Total equity attributable to Holdings	$11,680	$15,576
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,242	10,444

Assets Under Management (Unaudited)

	September 30, 2021	December 31, 2020
	(in billions)
Assets Under Management
AB AUM	$742.2	$685.9
Exclusion for General Account and other Affiliated Accounts	(77.4)	(87.6)
Exclusion for Separate Accounts	(43.6)	(40.5)
AB third party	$621.2	$557.8

Total company AUM
AB third party	$621.2	$557.8
General Account and other Affiliated Accounts (1) (3)	107.3	115.3
Separate Accounts (2) (3)	142.1	136.0
Total AUM	$870.6	$809.0

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2021 and September 30, 2021, Separate Account and General Account AUM is inclusive of $16.9 billion, $63 million, $16.3 billion and $64 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-Q.